FINANCIAL PRODUCTS FACT SHEET U6263	Filed pursuant to Rule 433 Registration Statement No. 333-238458-02

Market Linked Securities—Auto-Callable with Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Russell 2000® Index and the iShares® MSCI EAFE® ETF due December 4, 2023

Fact Sheet to Preliminary Pricing Supplement U6263 dated November 8, 2021

Summary of Terms

Issuer	Credit Suisse AG (“Credit Suisse”), acting through its London branch
Agent	Wells Fargo Securities, LLC
Term	Approximately 2 years (unless earlier automatic call)
Market Measures	Russell 2000® Index (the “Index”) and iShares® MSCI EAFE® ETF (the “Fund”)
Pricing Date	November 29, 2021
Issue Date	December 2, 2021
Original Offering Price	$1,000 per security
Automatic Call	If the closing value of the lowest performing Market Measure on any call date (including the final call date) is greater than or equal to its starting value, the securities will be automatically called for the original offering price plus the call premium applicable to that call date. See “Call Dates and Call Premiums” on page 2.
Call Dates	December 2, 2022; June 2, 2023; and November 27, 2023. To the extent that we make any change to the expected pricing date or expected issue date, the call dates may also be changed in our discretion to ensure that the term of the securities remains the same.
Call Settlement Date	Five business days after the applicable call date (if the securities are called on the last call date, the call settlement date will be the stated maturity).
Final Call Date	November 27, 2023
Payment at Stated Maturity	See “How the payment at stated maturity is calculated” on page 3
Stated Maturity	December 4, 2023. To the extent that we make any change to the expected pricing date or expected issue date, stated maturity may also be changed in our discretion to ensure that the term of the securities remains the same.
Lowest Performing Market Measure	See “How the lowest performing Market Measure is determined” on page 2
Starting Value	For each Market Measure, its closing value on the pricing date
Ending Value	For each Market Measure, its closing value on the final call date
Threshold Value	For each Market Measure, 75% of its starting value
Calculation Agent	Credit Suisse International
Denominations	$1,000 and any integral multiple of $1,000
Fees

Wells Fargo Securities, LLC (“WFS”) will act as agent for the securities and will receive an agent discount of up to $21.25 per security. The agent may resell the securities to other securities dealers at the original offering price of the securities less a concession not in excess of $15.00 per security. Such securities dealers may include those using the trade name Wells Fargo Advisors (“WFA”). In addition to the concession allowed to WFA, WFS will pay $0.75 per security of the agent’s discount to WFA as a distribution expense fee for each security sold by WFA. In addition, Credit Suisse may pay a fee of up to $1.50 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

CUSIP	22552XZY2

Credit Suisse currently estimates the value of each $1,000 principal amount of the securities on the pricing date will be between $920 and $978.75 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the securities (our internal funding rate)). This range of estimated values reflects terms that are not yet fixed. A single estimated value reflecting final terms will be determined on the pricing date. See “Investment Description” and “Selected Risk Considerations” in the accompanying preliminary pricing supplement.

Investment Description

•	Linked to the lowest performing of the Russell 2000® Index (the “Index”) and the iShares® MSCI EAFE® ETF (the “Fund”) (each referred to as a “Market Measure” and collectively as the “Market Measures”)

•	Unlike ordinary debt securities, the securities do not pay interest, do not repay a fixed amount of principal at stated maturity and are subject to potential automatic call upon the terms described below. Any return you receive on the securities and whether they are automatically called will depend on the performance of the lowest performing Market Measure on the relevant call date. The lowest performing Market Measure on any call date is the Market Measure that has the lowest closing value on that call date as a percentage of its starting value

•	Automatic Call: If the closing value of the lowest performing Market Measure on any call date including the final call date is greater than or equal to its starting value, we will automatically call the securities for the original offering price plus the call premium applicable to that call date

Call Date	Call Premium	Payment per Security upon an Automatic Call
December 2, 2022	10.00% - 11.00% of the original offering price	$1,100.00 - $1,110.00
June 2, 2023	15.00% - 16.50% of the original offering price	$1,150.00 - $1,165.00
November 27, 2023	20.00% - 22.00% of the original offering price	$1,200.00 - $1,220.00

*To be determined on the pricing date.

We refer to November 27, 2023 as the “final call date.”

•	Payment at Stated Maturity. If the closing value of the lowest performing Market Measure on each call date (including the final call date) is less than its starting value, the securities will not be automatically called, and on the stated maturity date, you will receive a cash payment per security in U. S. dollars determined as follows:

o If the ending value of the lowest performing Market Measure on the final call date is greater than or equal to its threshold value:

You will receive the original offering price of your securities at stated maturity

o If the ending value of the lowest performing Market Measure on the final call date is less than its threshold value:

You will receive less than the original offering price and have 1-to-1 downside exposure to the decrease in the value of the lowest performing Market Measure from its starting value

•	Potential Loss of Principal: If the securities are not automatically called, you will receive the original offering price per security at stated maturity if, and only if, the ending value of the lowest performing Market Measure on the final call date is greater than or equal to its threshold value. If the ending value of the lowest performing Market Measure on the final call date is less than its threshold value, you will lose more than 25%, and possibly all, of the original offering price of your securities

•	The threshold value for each Market Measure is equal to 75% of its starting value

•	Any positive return on the securities will be limited to the applicable call premium, even if the closing value of the lowest performing Market Measure on the applicable call date significantly exceeds its starting value. You will not participate in any appreciation of either Market Measure beyond the applicable fixed call premium

•	If the securities are not automatically called, you will have full downside exposure to the lowest performing Market Measure from its starting value to its ending value if its ending value is less than its threshold value, but you will not participate in any appreciation of either Market Measure beyond the applicable fixed call premium and will not receive any dividends on securities included in the Index or shares of the Fund

•	Your return on the securities will depend solely on the performance of the Market Measure that is the lowest performing Market Measure on each call date. You will not benefit in any way from the performance of the better performing Market Measure. Therefore, you will be adversely affected if either Market Measure performs poorly, even if the other Market Measure performs favorably

•	All payments on the securities are subject to the credit risk of Credit Suisse; if Credit Suisse defaults on its obligations, you could lose some or all of your investment

•	No exchange listing; you should be willing and able to hold your securities to stated maturity

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this fact sheet and “Selected Risk Considerations” in the accompanying preliminary pricing supplement.

This fact sheet does not provide all of the information that an investor should consider prior to making an investment decision.

Investors should carefully review the accompanying preliminary pricing supplement, underlying supplement, product supplements, prospectus supplement and prospectus before making a decision to invest in the securities.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Supplemental terms of the securities

For purposes of the securities offered by the accompanying pricing supplement, all references to each of the following terms used in the accompanying product supplements will be deemed to refer to the corresponding term used in such pricing supplement, as set forth in the table below:

Product Supplement Term	Pricing Supplement Term
Underlying	Market Measure
Trade date	Pricing date
Principal amount	Original offering price
Valuation date	Final call date
Maturity date	Stated maturity
Early redemption	Automatic call
Observation date	Call date
Early redemption date	Call settlement date
Lowest performing underlying	Lowest performing Market Measure
Initial level	Starting value
Final level	Ending value
Knock-in level	Threshold value
Closing level	Closing value

How the lowest performing Market Measure is determined

The lowest performing Market Measure on any call date is the Market Measure with the lowest performance factor on that call date.

The performance factor, with respect to a Market Measure on any call date, will be its closing value on such call date divided by its starting value (expressed as a percentage).

How to determine if the securities will be automatically called

If the closing value of the lowest performing Market Measure on any call date, including on the final call date, is greater than or equal to its starting value, the securities will be automatically called, and on the related call settlement date, you will receive the original offering price plus the call premium applicable to that call date.

If the securities are automatically called, they will cease to be outstanding on the related call settlement date and you will have no further rights under the securities after such call settlement date.

Call Dates and Call Premiums

Call Date	Call Premium	Payment per Security upon an Automatic Call
December 2, 2022	10.00% - 11.00% of the original offering price	$1,100.00 - $1,110.00
June 2, 2023	15.00% - 16.50% of the original offering price	$1,150.00 - $1,165.00
November 27, 2023 (the “final call date”)	20.00% - 22.00% of the original offering price	$1,200.00 - $1,220.00

The actual call premium and payment per security upon an automatic call that is applicable to each call date will be determined on the pricing date and will be within the range specified in the foregoing table. The last call date is the final call date, and payment upon an automatic call on the final call date, if applicable, will be made on the stated maturity date.

How the payment at stated maturity is calculated

If the closing value of the lowest performing Market Measure on each call date (including the final call date) is less than its starting value, the securities will not be automatically called, and on the stated maturity date, you will receive a cash payment per security in U. S. dollars determined as follows:

•	If the ending value of the lowest performing Market Measure on the final call date is greater than or equal to its threshold value, the payment at stated maturity will be equal to $1,000

•	If the ending value of the lowest performing Market Measure on the final call date is less than its threshold value, the payment at stated maturity will be equal to:

$1,000 × performance factor of the lowest performing Market Measure on the final call date

Any positive return on the securities will be limited to the applicable call premium, even if the closing value of the lowest performing Market Measure significantly exceeds its starting value on the applicable call date. You will not participate in any appreciation of either Market Measure beyond the applicable call premium. If the securities are not automatically called prior to the final call date and the ending value of the lowest performing Market Measure is less than its threshold value, you will lose more than 25%, and possibly all, of the original offering price of your securities at stated maturity. You will not participate in any appreciation of either Market Measure, but you will have full downside exposure to the lowest performing Market Measure on the final call date if its ending value is less than its threshold value.

Hypothetical Returns

If the securities are automatically called: If the securities are automatically called, you will receive the original offering price of your securities plus the call premium applicable to the related call settlement date, as shown below.

Hypothetical call date on which securities are automatically called	Hypothetical payment per security on related call settlement date	Hypothetical rate of return
1st call date	$1,105.00	10.50%
2nd call date	$1,157.50	15.75%
3rd call date	$1,210.00	21.00%

Assumes the call premiums are equal to the midpoints of their specified ranges. Each security has an original offering price of $1,000.

If the securities are not automatically called: If the securities are not automatically called, the following table illustrates, for a range of hypothetical performance factors of the lowest performing Market Measure on the final call date, the hypothetical payment at stated maturity per security and the hypothetical rate of return. The performance factor of the lowest performing Market Measure on the final call date is its ending value expressed as a percentage of its starting value (i.e., its ending value divided by its starting value).

Hypothetical performance factor of lowest performing Market Measure on final call date	Hypothetical payment at stated maturity per security	Hypothetical rate of return
-5.00%	$1,000.00	0.00%
-10.00%	$1,000.00	0.00%
-20.00%	$1,000.00	0.00%
-25.00%	$1,000.00	0.00%
-26.00%	$740.00	-26.00%
-30.00%	$700.00	-30.00%
-40.00%	$600.00	-40.00%
-50.00%	$500.00	-50.00%
-60.00%	$400.00	-60.00%
-70.00%	$300.00	-70.00%
-100.00%	$0.00	-100.00%

Each security has an original offering price of $1,000.

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual amount you receive upon automatic call or at stated maturity will depend on (i) whether the securities are automatically called; (ii) if the securities are automatically called, the actual call premium and the actual call date on which the securities are called; and (iii) if the securities are not automatically called, the actual ending value of the lowest performing Market Measure on the final call date. The performance of the better performing Market Measure is not relevant to your return on the securities.

Selected Risk Considerations

The risk factors listed below are discussed in detail in the “Selected Risk Considerations” section in the accompanying preliminary pricing supplement. Please review those risk disclosures carefully.

Risks Relating to the Securities Generally

•	If The Securities Are Not Automatically Called, You May Lose Some Or All Of The Original Offering Price Of Your Securities At Stated Maturity.

•	Regardless Of The Amount Of Any Payment You Receive On The Securities, Your Actual Yield May Be Different In Real Value Terms.

•	No Periodic Interest Will Be Paid On The Securities.

•	The Potential Return On The Securities Is Limited To The Call Premium.

•	The Securities Are Subject To The Full Risks Of Each Market Measure And Will Be Negatively Affected If Either Market Measure Performs Poorly, Even If The Other Market Measure Performs Favorably.

•	Your Return On The Securities Will Depend Solely On The Performance Of The Market Measure That Is The Lowest Performing Market Measure On Each Call Date, And You Will Not Benefit In Any Way From The Performance Of The Better Market Measure.

•	The Starting Value of Either Market Measure May Be Determined On A Date Later Than The Pricing Date.

•	More Favorable Terms Are Generally Associated With Greater Expected Volatility, And Can Indicate A Greater Risk Of Loss.

•	The Securities Are Subject To A Potential Automatic Call, Which Exposes You To Reinvestment Risk.

•	A Call Settlement Date And Stated Maturity May Be Postponed If A Call Date Is Postponed.

•	Postponement Of Certain Dates May Adversely Affect Your Return.

•	The U.S. Federal Tax Consequences Of An Investment In The Securities Are Unclear.

Risks Relating to the Market Measures

•	Historical Performance Of Either Market Measure Is Not Indicative Of Future Performance.

•	We And Our Affiliates Generally Do Not Have Any Affiliation With The Index Or Index Sponsor And Are Not Responsible For Its Public Disclosure of Information.

•	Changes To The Index Could Adversely Affect The Securities.

•	We Cannot Control The Actions Of Any Issuers Whose Equity Securities Are Included In Or Held By The Market Measures.

•	The Securities Are Linked To The Russell 2000® Index And Are Subject To The Risks Associated With Small-Capitalization Companies.

•	There Are Risks Associated With The Fund.

•	The Performance And Market Value Of The Fund, Particularly During Periods Of Market Volatility, May Not Correlate To The Performance Of The Tracked Index.

•	Foreign Securities Markets Risk.

•	Currency Exchange Risk.

•	Anti-Dilution Protection Is Limited.

•	No Ownership Rights Relating To The Market Measures.

•	No Dividend Payments Or Voting Rights.

•	Government Regulatory Action, Including Legislative Acts And Executive Orders, Could Result In Material Changes To The Market Measures And Could Negatively Affect Your Return On The Securities.

Risks Relating to the Issuer

•	The Securities Are Subject To The Credit Risk Of Credit Suisse.

•	Credit Suisse Is Subject To Swiss Regulation.

Risks Relating to Conflicts of Interest

•	Hedging And Trading Activity Could Adversely Affect Our Payment To You At Stated Maturity.

•	Our Economic Interests Are Potentially Adverse To Your Interests.

Risks Relating to the Estimated Value and Secondary Market Prices of the Securities

•	Unpredictable Economic And Market Factors Will Affect The Value Of The Securities.

•	The Estimated Value Of The Securities On The Pricing Date May Be Less Than The Original Offering Price.

•	If On The Pricing Date The Internal Funding Rate We Use In Structuring Notes Such As These Securities Is Lower Than The Interest Rate That Is Reflected In The Yield On Our Conventional Debt Securities Of Similar Maturity In The Secondary Market (Our “Secondary Market Credit Spreads”), We Expect That The Economic Terms Of The Securities Will Generally Be Less Favorable To You Than They Would Have Been If Our Secondary Market Credit Spread Had Been Used In Structuring The Securities.

•	The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which Credit Suisse Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.

•	The Securities Will Not Be Listed On Any Securities Exchange And A Trading Market For The Securities May Not Develop.

Additional Information

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer on the date the securities are priced. We reserve the right to change the terms of, or reject any offer to purchase the securities prior to their issuance. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

This document is a summary of the terms of the securities and factors that you should consider before deciding to invest in the securities. Credit Suisse has filed a registration statement (including preliminary pricing supplement, underlying supplement, product supplements, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this offering summary relates. Before you invest, you should read this summary together with the Preliminary Pricing Supplement dated November 8, 2021, Underlying Supplement dated June 18, 2020, Product Supplement No. I–B dated June 18, 2020, Product Supplement No. I–C dated June 18, 2020, Prospectus Supplement and Prospectus dated June 18, 2020, to understand fully the terms of the securities and other considerations that are important in making a decision about investing in the securities. If the terms described in the applicable preliminary pricing supplement are inconsistent with those described herein, the terms described in the applicable preliminary pricing supplement will control. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse, any agent or any dealer participating in this offering will arrange to send you the preliminary pricing supplement, underlying supplement, product supplements, prospectus supplement and prospectus if you so request by calling toll-free 1-800-221-1037.

This fact sheet is a general description of the terms of the offering. Please see the full description in the applicable preliminary pricing supplement: https://www.sec.gov/Archives/edgar/data/1053092/000095010321017517/dp161473_424b2-u6263.htm

You may access the underlying supplement, product supplements, prospectus supplement and prospectus on the SEC website at www.sec.gov or by clicking on the hyperlinks to each of the respective documents incorporated by reference in the preliminary pricing supplement.

Not suitable for all investors

Investment suitability must be determined individually for each investor. The securities described herein are not a suitable investment for all investors. In particular, no investor should purchase the securities unless they understand and are able to bear the associated market, liquidity and yield risks. Unless market conditions and other relevant factors change significantly in your favor, a sale of the securities prior to maturity is likely to result in sale proceeds that are substantially less than the original offering price per security. Credit Suisse, WFS and their affiliates are not obligated to purchase the securities from you at any time prior to maturity.

Not a research report

This material is not a product of Credit Suisse’s research department.

Consult your tax advisor

Investors should review carefully the accompanying preliminary pricing supplement, underlying supplement, product supplements, prospectus supplement and prospectus and consult their tax advisors regarding the application of the U.S. federal tax laws to their particular circumstances, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

5